Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One S.E. Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol: CASY CONTACT: Bill Walljasper (515) 965-6505

Casey’s Acquires 64 Stores in the Third Quarter;

Positioned Well for Future Growth

Ankeny, IA, March 7, 2011 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.34 in basic earnings per share for the third quarter of fiscal 2011 ended January 31, 2011, compared to $0.34 for the same quarter a year ago. Year to date, basic earnings per share were $1.64 versus $1.87 for the same period last year. The results include approximately $27.4 million in expenses pertaining to the Company’s recapitalization plan completed in the second quarter, as well as the unsolicited hostile offer and related actions by Alimentation Couche-Tard Inc., of which $1.7 million was recorded in the third quarter. Without those expenses, basic earnings per share would have been $0.37 for the quarter and $2.06 year to date. Earnings in the quarter were impacted by compressed margins due to a competitive cigarette environment, rising commodity costs and increased operating expenses related to store openings. “Although rebranding a large number of stores in such a short period of time put a temporary strain on our operations, we are encouraged with our ability to drive same store customer traffic nearly 5%, resulting in double digit sales increases across all lines of our business,” stated President and CEO Robert J Myers. “We believe we are gaining market share and the Company is positioned well for future revenue and earnings growth.”

Gasoline – The Company’s annual goal is to increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon. For the third quarter, same-store gallons sold were up 3.5% with an average margin of 13.9 cents per gallon. “This category has exceeded our expectations in both gallon growth and margin throughout the first nine months of the fiscal year,” said Myers. Same-store gallons sold for the year increased 2.8% with an average margin of 15.1 cents, while gross profit rose 16.5%. For the year, total gallons sold were up 9.3% to 1.1 billion.

Grocery & Other Merchandise – Casey’s annual goal is to increase same-store sales 6% with an average margin of 33.9%. For the nine months ended January 31, 2011, same-store sales were up 4.6% with an average margin of 32.3%. For the quarter, same-store sales rose 5.8% with an average margin of 30.9%. The Company experienced double digit sales growth across all major areas of this category in the third quarter, producing a 13.8% total increase in grocery and other merchandise revenue. The margin was affected by a competitive cigarette pricing environment, promotional activity in some beverage items and a larger LIFO charge primarily due to higher cigarette costs. The LIFO charge in the third quarter was approximately $1.1 million higher than the prior year’s third quarter. “Even though the cigarette environment continues to be challenging, we experienced same store unit movement increases during the third quarter despite a national average decline,” said Myers. “Cigarettes are an important destination item in the convenience store industry. Being competitive and maintaining market share is imperative for long-term sales growth for other products.” Despite these items along with commodity pressures, gross profit in the third quarter was up 7.7%. Total sales for the year are up 10.6% to $902.2 million.

Prepared Food & Fountain – The goal for fiscal 2011 is to increase same-store sales 8% with an average margin of 63.1%. For the quarter, same-store sales were up 10.5% with an average margin of 62.1%, down from the same period a year ago primarily due to a rise in commodity prices. “Sales rose 16.5% during the quarter, which drove an increase in gross profit over 15%,” said Myers. “We are pleased with the gains we have been able to achieve in prepared foods despite escalating commodity pressures, and we remain optimistic about the continued performance of this category.” For the nine months, same store sales were up 6.5% with an average margin of 62.9%. Year to date, total sales were up 12.2% to $309.8 million compared to $276 million.

Operating Expenses – At the nine month mark, operating expenses increased 16.8% to $457.2 million. Excluding $16 million of expenses related to the unsolicited hostile offer by Couche-Tard, expenses would have increased 12.7%. For the quarter, operating expenses were up 18.5%, driven by an increase in credit card fees, fuel expense and insurance. These three combined were up approximately $6.3 million. “We anticipated that the record number of stores acquired in the third quarter would impact operating expenses,” said Myers. “However, we still expect these stores to be highly accretive to earnings in their first full year of operation, and provide even further earnings enhancements long-term when we implement our food service program.”

Expansion – The annual goal is to increase the total number of stores 4-6%. Year to date, the Company acquired 74 stores and completed 14 new-store constructions. “We are pleased with the recent acquisition environment and we have written agreements for an additional 20 locations that we expect to complete in the next 6 months,” said Myers. The Company also replaced 9 locations during the first nine months of the year and completed 39 major remodels.

Dividend – At its March meeting, the Board of Directors declared a quarterly dividend of $0.135 per share. The dividend is payable May 16, 2011 to shareholders of record on May 2, 2011.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2011	2010	2011	2010
Total revenue	$1,374,199	$1,114,377	$4,085,745	$3,457,281
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,171,668	937,777	3,421,866	2,854,192

Gross profit	202,531	176,600	663,879	603,089
Operating expenses	151,506	127,883	457,155	391,254
Depreciation and amortization	20,769	18,368	60,373	54,846
Interest, net	8,908	2,748	19,630	8,159
Loss on early retirement of debt	—	—	11,350	—

Earnings before income taxes	21,348	27,601	115,371	148,830
Federal and state income taxes	8,473	10,359	43,518	53,803

Net earnings	$12,875	$17,242	$71,853	$95,027

Earnings per common share

Basic	$.34	$.34	$1.64	$1.87

Diluted	$.34	$.34	$1.63	$1.86

Basic weighted average shares outstanding	37,938,394	50,914,462	43,727,582	50,892,629
Plus effect of stock options	305,056	185,024	272,828	146,903

Diluted weighted average shares outstanding	38,243,450	51,099,486	44,000,410	51,039,532

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2011	April 30, 2010
Assets
Current assets
Cash and cash equivalents	$64,446	$151,676
Receivables	16,203	12,111
Inventories	134,721	124,951
Prepaid expenses	1,578	1,129
Deferred income taxes	11,062	9,417
Income taxes receivable	36,501	10,801

Total current assets	264,511	310,085

Other assets, net of amortization	11,736	10,232
Goodwill	86,422	57,547
Property and equipment, net of accumulated depreciation of $760,421 at January 31, 2011, and of $706,994 at April 30, 2010	1,171,586	1,010,911

Total assets	$1,534,255	$1,388,775

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable	$9,000	$—
Current maturities of long-term debt	1,319	24,577
Accounts payable	159,252	145,334
Accrued expenses	87,993	70,975

Total current liabilities	257,564	240,886

Long-term debt, net of current maturities	678,864	154,754
Deferred income taxes	182,595	141,229
Deferred compensation	13,555	12,788
Other long-term liabilities	16,508	14,799

Total liabilities	1,149,086	564,456

Total shareholders’ equity	385,169	824,319

Total liabilities and shareholders’ equity	$1,534,255	$1,388,775

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Nine months ended 1/31/11	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$2,855,413	$902,181	$309,754	$18,397	$4,085,745
Gross profit	$159,762	$291,065	$194,697	$18,355	$663,879
Margin	5.6%	32.3%	62.9%	99.8%	16.2%

Gasoline gallons	1,059,146

Nine months ended 1/31/10

Sales	$2,350,541	$816,074	$276,042	$14,624	$3,457,281
Gross profit	$137,176	$275,356	$175,976	$14,581	$603,089
Margin	5.8%	33.7%	63.7%	99.7%	17.4%

Gasoline gallons	969,268

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2011	1.5%	3.6%	3.5%			F2011	16.4 ¢	14.9 ¢	13.9 ¢
F2010	3.2	-0.7	-2.9	0.2%	-0.1%	F2010	15.7	14.3	12.4	13.1 ¢	13.9 ¢
F2009	0.5	0.2	2.1	1.2	1.0	F2009	15.6	13.7	9.9	12.1	12.9

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2011	2.0%	6.9%	5.8%			F2011	32.8%	32.9%	30.9%
F2010	6.4	1.9	1.7	3.1%	3.3%	F2010	34.3	34.1	32.7	33.1%	33.6%
F2009	4.7	4.9	6.5	8.0	5.9	F2009	34.0	33.9	32.9	33.7	33.7

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2011	2.4%	7.2%	10.5%			F2010	63.8%	62.7%	62.1%
F2010	6.6	3.4	1.4	5.3%	4.2%	F2010	63.8	64.6	62.8	64.1%	63.8%
F2009	12.3	9.3	8.1	7.2	9.1	F2009	60.5	60.6	61.8	62.7	61.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 8, 2011. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.